Exhibit 10.17

SYPRIS SOLUTIONS, INC.

INCENTIVE BONUS PLAN

2004 FISCAL YEAR

1.	ESTABLISHMENT OF PLAN.

Sypris Solutions, Inc., a Delaware corporation (the “Company”), established this corporate bonus plan effective as of January 1, 2004 (the “Plan”), to provide a financial incentive for employees of the Company to advance the growth and prosperity of the Company.

2.	ELIGIBILITY.

Employees of the Company who are specifically designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for participation during the current year shall be eligible to participate in the Plan.

3.	PARTICIPANT’S PERCENTAGE SHARE.

The bonus potential for each participant will be established as a percent of the bonus pool and approved by the Compensation Committee at the beginning of each Plan year. Each participant will be provided with a copy of this Plan, which will include an exhibit that lists the participant’s full name, salary, percentage share of the bonus pool (“Percentage Share”), bonus potential based upon the current year’s operating budget, and his or her objectives for the current year.

4.	BONUS POOL.

The Bonus Pool will be funded by a portion of the increase in the economic value added (“EVA”) generated by the Company during the current Plan Year from the EVA generated by the Company during its Base Year.

4.1 EVA Defined. The EVA for the Company during any Plan Year will be defined as its net operating profit after taxes, less a charge for the Company’s cost of capital.

4.2 Base Year EVA. The Base Year EVA for 2004 will be equal to the EVA generated by the Company during 2003. In future years, the Base Year EVA will be determined as follows:

(a) In the event EVA increased during the year prior to the Plan Year, the EVA for that year will serve as the new Base Year EVA.

(b) In the event EVA decreased during the year prior to the Plan Year, the EVA for the preceding Plan Year will serve as the new Base Year EVA.

4.3 Bonus Pool Funding. The Bonus Pool will be funded with (i) 15% of each dollar of improvement in EVA from the Base Year when the Base Year EVA is a negative number and (ii) 30% of each dollar of improvement in EVA when the Base Year EVA is a positive number. For instances in which the Base Year EVA is a negative number and the final EVA for the Plan Year is a positive number, the Bonus Pool will be funded with 15% of each dollar of improvement in EVA from the Base Year up to a value of zero and 30% of each dollar of improvement in EVA thereafter.

5.	BONUS AWARD.

Each qualified participant will be eligible for a Bonus Award that is equal to the product of his or her Percentage Share times the actual dollar value of the Bonus Pool, subject to the provisions of Sections 8.1, 8.2 and the following:

5.1 Management Objectives. Each participant will have from three to five Management Objectives for the Plan year, each of which will be specific with regard to (i) the expected outcome, (ii) the expected financial impact on the Company and (iii) the date or dates by which the objective must be achieved. Each objective will receive a weighting, the total of which for all objectives will be equal to 100%. The chief executive officer of the Company will have the responsibility to review and determine each participant’s performance to objectives and to assign each individual a percentage that will be used as a factor to determine the actual amount of the awards to be distributed.

5.2 Discretionary Review. The chief executive officer of the Company will have the discretion to increase the actual amount of the awards to be distributed by up to 20% of the participant’s bonus potential, based upon the individual’s specific performance and contribution to the Company. Such discretion will be used sparingly and will generally be limited to the recognition of extenuating circumstances and/or exceptional accomplishments that may or may not have been captured by the Management Objectives.

5.3 Approval of the Compensation Committee. The Bonus Award for each participant will be subject to the review of and approval by the Compensation Committee. As a matter of policy, the Compensation Committee will not approve the award of any bonus that would otherwise lead or contribute to an operating loss as reported on the consolidated financial statements of Sypris Solutions, Inc.

5.4 Qualification. Awards will be payable to each eligible participant as soon as administratively practicable after release of the audited annual financial statements of the Company and the approval of the Compensation Committee; provided, however, that the Plan shall be in effect as of the date of payment and such employee shall be employed by the Company as of the date of payment. NO EMPLOYEE SHALL HAVE ANY RIGHT TO PAYMENT OF AN AWARD UNLESS THE PLAN IS IN EFFECT AND THE EMPLOYEE IS EMPLOYED BY THE COMPANY AS OF THE DATE OF PAYMENT.

5.5 Payment and Holdback. Subject to the conditions listed above, each participant will receive an amount that is equal to Eighty percent (80%) of his or her approved Bonus Award for the current Plan Year. The balance of the Bonus Award will be retained by the Company and paid to the participant upon the completion of the next annual audit, subject to (a) the absence of a decline in EVA from the previous year and (b) the provisions of Sections 5 and 8. In the event the EVA declines during the following year, the twenty percent (20%) holdback will be forfeited. No employee shall have any right to payment of the retained balance of his or her Bonus Award unless the plan is in effect and the employee is employed by the Company as of the date of payment.

5.6 Caps and Limitations. There will be no caps or other such limitations established with regard to the amount of individual potential Bonus Awards, other than the provisions of Sections 4 and 5, which could result in Bonus Awards that are less in value than those listed on the attached Exhibit A.

6.	METHOD OF DISTRIBUTION.

Cash awards shall be payable by check in lump sum. All such payments will be subject to withholding for income, social security or other such payroll taxes as may be appropriate.

7.	ADMINISTRATION.

The Compensation Committee shall administer this Plan. The decisions of the Compensation Committee in interpreting and applying the Plan shall be final.

8.	MISCELLANEOUS.

8.1 Employment Rights. The adoption and maintenance of this Plan is not an employment agreement between the Company and any employee. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of the Company nor to interfere with the right of the Company to discharge any employee at any time.

8.2 Acquisitions and Divestitures. The variables to be used in the calculation of EVA will be prorated for any acquisition and/or divestiture to reflect the timing of such event or events during the current Plan year at the time of such acquisition or divestiture.

8.3 Amendment and Termination. The Company may, without the consent of any employee or beneficiary, amend or terminate the Plan at any time and from time-to-time.

8.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

8.5 Construction. The headings and subheadings of this Plan have been inserted for convenience for reference only and are to be ignored in any construction of the provisions hereof. The masculine shall be deemed to include the feminine, the singular shall include the plural, and the plural shall include the singular unless the context otherwise requires. The invalidity or unenforceability of any provision hereunder shall not affect the validity or enforceability of the balance hereof. This Plan represents the entire undertaking by the Company concerning its subject matter and supersedes all prior undertakings with respect thereto. No provision hereof may be waived or discharged except by a written document approved by the Compensation Committee and signed by a duly authorized representative of the Company.

The parties indicate their acknowledgement of the terms and conditions of this Plan as of the date first written above.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

Robert E. Gill Chairman

Jeffrey T. Gill President and CEO

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